SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2

                                       TO

                                      FORM
                                     N-8B-2

                REGISTRATION STATEMENT OF UNIT INVESTMENT TRUSTS

                         Pursuant to Section 8(b) of the
                         Investment Company Act of 1940

                             PRUDENTIAL UNIT TRUSTS
              (Corporate High Yield Series 1 and any other series of
                    Prudential Unit Trusts)*

                         (Name of Unit Investment Trust)

                      ------------------------------------

              Not the issuer of periodic payment plan certificates.

______________________

*    Formerly:

          PRUDENTIAL-BACHE UNIT TRUSTS (Corporate High Yield Series 1 and any other Series of Prudential-Bache Unit Trusts).

I.   ORGANIZATION AND GENERAL INFORMATION

     3. Furnish name and principal business address and ZIP code and the Internal Revenue Service Employer Identification
Number of each custodian or trustee of the trust indicating for which class of series of securities each custodian or trustee is acting.

THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION)
1 CHASE MANHATTAN PLAZA
NEW YORK, NEW YORK  10081

unit investment trust office at:
770 BROADWAY
NEW YORK, NEW YORK  10003

The Internal Revenue Service Employer Identification
Number for THE CHASE MANHATTAN BANK (NATIONAL
ASSOCIATION):  13-2633612

The trustee of each series of securities is noted in the prospectus for each such series.

IX.  EXHIBITS

     *Exhibit A(1)

Trust Indenture and Agreement and related Reference Trust
Agreement among Prudential Securities Incorporated,
Sponsor, United States Trust Company of New York,
Trustee, and Kenny Evaluation Services a division of Kenny Information Systems, Inc. (formerly Standard &
Poor's Corporation), Evaluator.

     *Exhibit A(5)

Form of Certificate of Ownership (included in Exhibit
(A(1)).

     *Exhibit A(6)(a)

Certificate of Incorporation of Prudential Securities
Incorporated.

     *Exhibit A(6)(b)

Revised By-Laws of Prudential Securities Incorporated.

     **Exhibit D

Copy of Registration Statement on Form S-6.

     *Exhibit E

Information as to Officers and Directors of Prudential
Securities Incorporated.

     *Exhibit F

          Affiliations of Sponsor with other investment companies.

______________
* Incorporated by reference to Item B in "Part II -- Additional Information Not Required in Prospectus" of Exhibit D hereto, including exhibits thereto.

**   Incorporated by reference to Registration Statement on Form
S-6 under Securities Act of 1933 of the designated series of PRUDENTIAL UNIT TRUSTS.

                            SIGNATURE

          Pursuant to the requirements of the Investment Company
Act of 1940, the Sponsor of the registrant has caused this Amendment to the Registration Statement to be duly signed on behalf of the registrant in The City of New York and State of New York on the 22nd day of September, 1995.

                         PRUDENTIAL UNIT TRUSTS
                         (Corporate High Yield Series 1 and
                         any other series of Prudential
                         Unit Trusts)
                         (Registrant)

                         By:  PRUDENTIAL SECURITIES INCORPORATED
                              (Sponsor/Depositor)


                         By:  Kenneth Swankie
                              Kenneth Swankie
                              Senior Vice President
[SEAL]


Attest:   Kathleen Maguire
          Kathleen Maguire
          Assistant Secretary